UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant                                                                           ☐

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BioCancell Therapeutics Inc.

______________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

______________________________________________________________________________________
(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BIOCANCELL THERAPEUTICS INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY [__] , 2010

To the Stockholders of BioCancell Therapeutics Inc.:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of BioCancell Therapeutics Inc., a Delaware Corporation (the “Company”), will be held at the offices of the Company, Beck Science Center, 3rd Floor, 8 Hartom St, Jerusalem 97775 Israel , on January [__], 2010, at 11:00 a.m. , local time (the “Special Meeting”), for the following purposes:

1.	To elect Orly Yarkoni and David Schlachet as independent directors for a term of three (3) years or until their respective successors are elected and qualified;

2.	To grant each independent director, elected at the Special Meeting, 30,000 options pursuant to the 2007 Stock Option Plan;

3.
To approve payment of 1,800 NIS to the director, Mr. Aviv Boim, for each day in which he participates in a meeting of the Board of Directors of the Company or one of its committees, and to grant Mr. Boim 20,000 options pursuant to the 2007 Stock Option Plan;

4.	To approve an increase of the Company’s registered share capital by 15,000,000 common shares having a par value of 0.01 US dollars each; and

The close of business on December [__], 2009 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. The transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Special Meeting. Please note that you will be asked to present valid picture identification, such as a driver’s license or passport, in order to attend the Special Meeting. The use of cameras, recording devices and other electronic devices will be prohibited at the Special Meeting.

Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Voting through a written proxy must take place pursuant to the proxy published by the Company which can be found on the website of the Company at www.biocancell.com, the Securities and Exchange Commission at www.sec.gov, the Israeli Securities Authority at www.magna.isa.gov.il and of the Tel Aviv Securities Exchange Ltd at www.maya.tase.co.il. The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to the Company Secretary at the Company’s address no later than 72 hours prior to the date of the vote: (a) if the stockholder is a stockholder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the stockholder has any shares credited with a member of the Tel Aviv Stock Exchange, appointed in accordance with the regulations of the Tel Aviv Stock Exchange (“Stock Exchange Member”) and the said share(s) are included among the shares registered in the stockholders’ registry in the name of the registration company (“Unregistered Stockholder”), a power of attorney as specified below.

A stockholder who has shares credited via a Stock Exchange Member as of the record date and said shares are included among the registered shares in the name of the registration company of United Mizrahi Bank Ltd. (“the Registration Company”) shall approach the Stock Exchange Member with whom his /her shares are credited and ask such member to take steps, through the Tel Aviv Stock Exchange Clearing House, to obtain powers of attorney from the Registration Company in his/her name or in the name of an agent on his /her behalf.

In the p ower of a ttorney , the Registration Company shall authorize the stockholder, or an agent on his /her behalf, to vote at the Meeting at his /her discretion, with respect to a number of shares to be specified expressly in the power of attorney. A written proxy must include a power of attorney.  The power of attorney shall specify that the agent shall be entitled to deliver to the Company a power of attorney on his /her behalf, authorizing another person to vote on his behalf.

Stockholders who are interested in participating at the Meeting via a written proxy must provide a proof of ownership to the Secretary of the Company at least 72 hours prior to the date of the Meeting.

A stockholder may directly request from the Company to receive, at no cost, the text of the Proxy Statement and any position notifications received.

An Unregistered Stockholder is entitled to receive, at no cost, via electronic mail, a link to the text of the Proxy Statement and any position notifications, at the distribution website, from the Stock Exchange Member with whom his/her shares are registered, unless the stockholder notified the member that he/she is not interested in receiving such a link or is interested in receiving a deed in the mail in return for payment. Such notification by an Unregistered Stockholder concerning Proxy Statements will be applicable for any position notifications.

One or more stockholders holding five per cent or more of the total voting rights in the Company, and a stockholder holding such an amount of the voting rights not held by controlling parties in the Company, as defined in Section 268 of the Israel Companies Law , 1999 (the "Companies Law") , is entitled to view the Proxy Statements that have arrived at the Company offices during regular business hours in person or through designated representative. The amount of shares totaling five per - cent of the total voting rights in the Company, not held by controlling parties are: 435,518 shares, par value $0.01 each.

The last date for the submission of position notifications pursuant to Section 88 of the Companies Law is January [__], 20 1 0 and the last date for the submission of the Board of Directors' response to position notifications is January [__], 20 1 0.

Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Special Meeting of Stockholders. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Secretary.

By Order of the Board of Directors,

Avraham Hampel, Secretary

Jerusalem, Israel

Dec ember [ __ ] , 2009

BIOCANCELL THERAPEUTICS INC.

Beck Science Center

8 Hartom St, Har Hotzvim

Jerusalem 97775 Israel

972-2-548-6555

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY [__] , 2010

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of BioCancell Therapeutics Inc., a Delaware Corporation (the “Company”), of proxies in the enclosed form for the Special Meeting of Stockholders to be held at the offices of the Company, Beck Science Center, 3rd Floor, 8 Hartom St, Jerusalem 97775 Israel, on January [__], 2010, at 11:00 a.m. , Israel time (the “Special Meeting”), and for any adjournment or adjournments thereof, for the purposes set forth in the preceding Notice of Special Meeting of Stockholders.  The persons named in the enclosed form of proxy will vote the shares for which they are appointed in accordance with the directions of the stockholders appointing them. In the absence of such directions, such shares will be voted as abstaining. Any stockholder giving a proxy has the power to revoke the same no later than 24 hours before it is voted by timely filing written notice of such revocation with the Secretary of the Company, by timely submission of a duly executed proxy bearing a later date or by voting in person at the Special Meeting.  To attend the Special Meeting and vote in person, please contact Avraham Hampel at avraham.hampel@biocancell.com.  Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Secretary.

The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of the enclosed proxy materials to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others, to forward copies of such materials to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board of Directors by telephone, telefax and personal interview.

The principal corporate office of the Company is located at Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to the Company’s stockholders is on or about December [__], 2009.

VOTING SECURITIES

Only holders of record of shares of common stock, par value $.01 per share (the “Common Stock”), of the Company as of the close of business on December [__], 2009 are entitled to notice of and to vote at the Special Meeting (the “Record Date”). As of the date of this proxy, there are issued and outstanding 16,356,550 shares of Common Stock. Each outstanding share of Common Stock is entitled to one (1) vote upon all matters to be acted upon at the Special Meeting. The holders of a majority of the outstanding shares of Common Stock as of the Record Date must be present in person or by proxy at the Special Meeting to constitute a quorum for the transaction of business at the Special Meeting.

The approval of Proposal 1 requires: (i) the majority of the votes represented at the stockholders’ meeting including at least one-third of all of the votes of the stockholders who are not holders of control in the Company and who participate in the voting (with abstentions not being included in the total votes of the foregoing stockholders); or (ii) the total of opposing votes from among the stockholders referenced in subsection (i) does not exceed 1% of all of the voting rights in the Company. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors, although it will be counted for purposes of determining whether there is a quorum.

The approval of Proposal 2 will require the affirmative vote of the majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such proposals. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate and will have no effect on the outcome of the vote with respect to any matter. A broker non-vote occurs when a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular proposal. Proxy ballots are received and tabulated by the Company’s transfer agent and certified by the inspector of election.

The approval of Proposal 3 on the agenda requires: (i) the majority of the votes represented at the stockholders’ meeting including at least one-third of all of the votes of the stockholders who are not controlling stockholders (as defined below) in the Company and who participate in the voting (with abstentions not being included in the total votes of the foregoing stockholders); or (ii) the total of opposing votes from among the stockholders referenced in subsection (i) does not exceed 1% of all of the voting rights in the Company.  A controlling stockholder is a stockholder with the ability to direct the company's activity, excluding the ability resulting exclusively from the holding of a director position or other position. For the purpose of the majority requirements for the approval of resolutions 1 and 3, any person holding 25% of the voting rights in the Company , if there is no holder of 50% or more of the voting rights , will be considered a controlling stockholder .

The approval of Proposal 4 will require the affirmative vote of the majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such proposals. Abstentions and broker non-votes (as defined below) are not counted as votes cast on any matter to which they relate and will have no effect on the outcome of the vote with respect to any matter. A broker non-vote occurs when a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular proposal. Proxy ballots are received and tabulated by the Company’s transfer agent and certified by the inspector of election.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the proxy statement to any stockholder who contacts the Company’s investor relations department at 972-2-548-6555 or at the Company’s principal corporate office at Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel requesting such copies. If a stockholder is receiving multiple copies of the proxy statement at the stockholder’s household and would like to receive a single copy of the proxy statement for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on January [__], 2010

This proxy statement, together with our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 17, 2008 and as amended1, and a form of proxy card, is available at www.biocancell.com.  Stockholders may also obtain a copy of these materials by writing to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Secretary.

Stockholders may request a copy of this Proxy Statement, our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 17, 2008 and as amended1 and the form of proxy for the Special Meeting, as well as the materials relating to all future meetings of Stockholders of the Company, at www.biocancell.com or by calling 972-2-548-6555 or by e-mailing Avraham Hampel at avraham.hampel@biocancell.com.

1 As we are a newly  reporting company to the Securities and Exchange Commission, we are not yet required to file an annual report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this proxy, information regarding the beneficial ownership of our common stock by (i) each person who is known to us to be the owner of more than five percent of our common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group. For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares that such person has the right to acquire within 60 days of the date of this Proxy Statement. Unless otherwise indicated, the address of each of the persons listed in this table is as follows: Beck Science Center, 8 Hartom St, Jerusalem 97775 Israel.

Name and Address of Beneficial Owner	Total Number of Shares of Common Stock Beneficially Owned (1)	Percentage Ownership of Common Stock (1)
Five percent or more beneficial owners:
Clal Biotechnology Industries, Ltd. 45th Floor, 3 Azrieli Center, Tel Aviv 67023 Israel (2)	6, 842,014	35. 5 0%
Tikcro Technologies, Ltd. 126 Yigal Allon St, Tel Aviv 67443 Israel (3)	8,1 97,388	34.6 6%
Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd. 2/2 Hi-Tech Village Givat Ram, Jerusalem 91904 Israel (4)	1,08 9,597	6.4 9%
Directors and named executive officers:
Avi Barak (5)	894,708	5.43%
Abraham Hochberg (6)	2,191,254	13.36%
Moshe Landsberg (7)	89,393	*
Aviv Boim (3)	8,1 97,388	34.6 6%
Doron Nevo	130,000	*
Hanoch Rappaport (8)	1,10 9,597	6.59%
All directors and officers as a group (6 persons) (9)	12,6 12,339	51 .67%

*	Less than 1%

(1)
Assumes the full exercise of all options and warrants held by the holder that are exercisable within 60 days. Percent of class based on 16,356,550 shares of our common stock outstanding as of November 23, 2009.

(2)
Consists of 6, 842,014 shares of our common stock owned by Clal Biotechnology Industries, Ltd. (“CBI”) of which (i) 2,91 8,371 shares of our common stock underlie convertible debentures and warrants which are convertible or exercisable within 60 days; (ii) 13,030 shares of our common stock are owned by Epsilon Mutual Funds (1991) Ltd., an affiliate of CBI ; and (iii) 72,168 shares of our common stock are owned by Clal Finance Ltd., an affiliate of CBI . The table does not reflect 150,000 shares of our common stock issuable upon the exercise of warrants issued to Clal Finance Ltd., an affiliate of CBI, in August 2006 in connection with our initial public offering on the Tel Aviv Stock Exchange; these warrants are exercisable at any time after shares of our common stock have traded on the Tel Aviv Stock Exchange for more than NIS 10 for 30 consecutive days. The amount of shares underlying the convertible debenture referred to above, assumes full conversion of the convertible debenture at the end of the 60 day period commencing on November 23, 2009. The amount of shares underlying the convertible debenture may vary upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

(3)
Includes 7,2 95,928 shares of our common stock underlying convertible debentures and warrants which are convertible or exercisable within 60 days. Mr. Boim is an employee of Tikcro Technologies, Ltd. The amount of shares underlying the convertible debenture referred to above, assumes full conversion of the convertible debenture at the end of the 60 day period commencing on November 23, 2009. The amount of shares underlying the convertible debenture may vary upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

(4)
Includes 4 37,756 shares of our common stock underlying convertible debentures and warrants which are convertible or exercisable within 60 days. The amount of shares underlying the convertible debenture referred to above, assumes full conversion of the convertible debenture at the end of the 60 day period commencing on November 23, 2009. The amount of shares underlying the convertible debenture may vary upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

(5)	Consists of 894,708 shares of our common stock owned by Avi Barak, of which 125,675 shares of our common stock underlie options that are exercisable within 60 days.
(6)	Consists of 2,191,254 shares of our common stock owned by Abraham Hochberg, of which 50,000 shares of our common stock underlie options that are exercisable within 60 days.
(7)	Consists of 89,393 shares of our common stock owned by Moshe Landsberg, of which 81,250 shares of our common stock underlie options that are exercisable within 60 days.

(8)
Includes 43 7,756 shares of our common stock underlying convertible debentures and warrants which are convertible or exercisable within 60 days (as detailed in Note 4 above), and 20,000 shares of our common stock owned by Mr. Rappaport, underlying options that are exercisable within 60 days. Mr. Rappaport is the Chief Financial Officer of the Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd. The amount of shares underlying the convertible debenture referred to above, assumes full conversion of the convertible debenture at the end of the 60 day period commencing on November 23, 2009. The amount of shares underlying the convertible debenture may vary upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

(9)
Includes 8,0 50,608 shares of our common stock underlying convertible debentures, warrants and options which are convertible or exercisable within 60 days. The amount of shares underlying the convertible debenture referred to above, assumes full conversion of the convertible debenture at the end of the 60 day period commencing on November 23, 2009. The amount of shares underlying the convertible debenture may vary upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

Voting Agreements

On July 30, 2008, in connection with the closing of the private placement of our securities pursuant to Subscription and Registration Rights Agreements with Clal Biotechnology Industries Ltd. (CBI), Tikcro Technologies Ltd. (Tikcro) and the Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd., CBI, Tikcro, Professor Abraham Hochberg and Mr. Avi Barak entered into an Irrevocable Voting Agreement.

Pursuant to the Irrevocable Voting Agreement, the parties agreed, subject to applicable law, to vote or cause to be voted all shares of our common stock or other voting securities directly or indirectly owned by them at any general meeting of our stockholders at which members of our Board of Directors are to be elected in favor of the election of one nominee recommended by each of CBI, Tikcro and Professor Hochberg for as long as CBI, Professor Hochberg and Tikcro, respectively, hold at least seven percent of our capital stock on an as converted basis, including any type of debt securities convertible into shares of our equity but excluding warrants or options to purchase shares of our common stock. The parties further agreed not to vote to terminate the membership of any such nominee on our Board of Directors without the prior written consent of the applicable nominating party. As of the date of this proxy, there is no CBI-nominated director on our Board, and CBI has not nominated a candidate.

The Israel Securities Authority regards the parties to the Irrevocable Voting Agreement as mutual holders of a “control block” pursuant to the Companies Law , because these parties collectively hold more than 45% of the voting rights of our stockholders. As a result, a transaction between us and any of the parties to the Irrevocable Voting Agreement would be regarded as an interested transaction under the Companies Law.

On November 22, 2009, Clal Biotechnology Industries, Ltd. ("CBI"), Professor Abraham Hochberg and Mr. Avi Barak notified the Company that they had signed a voting agreement (the "New Voting Agreement"), according to which each party (Professor Hochberg and Mr. Barak are together considered one party under the agreement) will be required to vote at general meetings for the election of one director designated by the other party. This agreement is in addition to (and does not amend) the Irrevocable Voting Agreement, such that, in total, the parties to the New Voting Agreement will vote together regarding two nominees of each party on the Board of Directors. The parties further agreed not to vote to terminate the membership of any such nominee on our Board of Directors without the prior written consent of the applicable nominating party. In the event that the service of a nominee as director terminates, the parties undertook to act to convene a general meeting, and to vote for the appointment of a candidate for the position of director nominated by the party that previously nominated the director whose service terminated.

The right to nominate directors under the New Voting Agreement will be in effect as long as a party holds at least 7% of the outstanding shares of the Company (including convertible bonds, on an as-converted basis, but excluding warrants), but in any case not beyond July 30, 2012. The parties to the New Voting Agreement also agreed to vote against any resolution increasing the number of directors on the Board beyond nine.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Certificate of Incorporation, our Board of Directors must include two (2) independent directors that meet the requirements and qualifications of "independent directors" as set forth in Sections 239-249a of the Companies Law and further set forth in our Amended and Restated Certificate of Incorporation . At the Special Meeting, each of the candidates for the position of independent directors will be elected to hold office for three (3) consecutive one- year terms  or until his or her respective successor is elected and qualified. Unless otherwise instructed, the accompanying form of proxy will be voted for the election of the below-listed nominee to serve as an independent director. Management has no reason to believe that any nominee will not be a candidate or will be unable to serve as a director. However, in the event that a nominee should become unable or unwilling to serve as director, our stockholders will appoint his replacement.

INDEPENDENT DIRECTOR NOMINEE TO SERVE UNTIL

THE 2013 SPECIAL MEETING, IF ELECTED:

Term to Expire In 2013

Name	Age	Year First Became a Director
Orly Yarkoni	53	N/A
David Schlachet	64	N/A

ORLY YARKONI is a candidate for the position of director, to be considered independent under Israeli law and in accordance with Section 6.2 of our Amended and Restated Certificate of Incorporation. She has amassed over 20 years in the insurance industry, most recently as CEO of IDI (Direct Insurance), Ltd. She has served as a member of the Board of Governors of the Israeli Securities Authority, and currently serves as a director of Peninsula Finance, Ltd., Menorah Mivtachim Insurance, Ltd., Ma'ayanot Eden, Ltd. and Plasto-Sac, Ltd. She has also been proposed as a director of Amot Investments, Ltd.

Ms. Yarkoni holds a B.Sc. (cum laude) in Mathematics from the Hebrew University of Jerusalem, Israel, and is a member of the Israeli Association of Actuaries.

DAVID SCHLACHET is a candidate for the position of director, to be considered independent under Israeli law and in accordance with Section 6.2 of our Amended and Restated Certificate of Incorporation. He was previously CEO of Syneron Medical Ltd., Managing Partner of Biocom (a venture capital fund specializing in the life sciences area), senior VP and CFO of Strauss Elite Holdings, VP Finance & Administration of the Weizmann Institute of Science, and CEO of the Weizmann Institute's technology transfer company, Yeda R&D Co. Ltd.

Mr. Schlachet serves as an independent director on the Board of the Tel Aviv Stock Exchange (TASE) and as a director and audit committee member of the TASE Clearing House. He is a director of Nasdaq-listed EzChip Semiconductor Ltd. and Syneron Medical Ltd., and of TASE-listed Taya Investments Ltd., Mazor Surgical Technologies Ltd. and Adgar Investments and Developments Ltd., as well as several privately-owned companies. He was previously active chairman of both Harel Capital Markets Ltd., and Elite Industries, Ltd.

Mr. Schlachet holds an M.B.A in Finance from Tel-Aviv University, and a B.Sc. in Chemical Engineering from the Technion.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTORS WHO ARE CONTINUING IN OFFICE:

Name	Age	Year First Became a Director
Avi Barak	59	2008
Aviv Boim (1) (2)	4 2	2008
Doron Nevo (1) (3)	5 4	2004
Hanoch Rappaport (1)	43	200 6
Abraham Hochberg (2)	71	2006

(1)	Member of the Audit Committee
(2)	Member of the Executive Committee
(3)	Member of the Compensation Committee

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current directors, executive officers and key employees and those of our subsidiary are identified in the table below.

Name	Age	Position
Avi Barak	59	Chairman of the Board of Directors
Uri Danon	43	Chief Executive Officer
Ira Weinstein	54	Chief Financial and Operating Officer
Abraham Hochberg (2)	71	Chief Scientific Officer and Director
Patricia Ohana	53	Vice President of Clinical Development
Moshe Landsberg	58	Vice President of Technology
Aviv Boim (2)	42	Director
Doron Nevo (3)	54	Director
Hanoch Rappaport (1)	43	Director

(1)	Member of the Audit Committee
(2)	Member of the Executive Committee
(3)	Member of the Compensation Committee

Biographical Information Regarding Directors, Executive Officers and Key Employees

Avi Barak

   Chairman of the Board of Directors

Mr. Barak served as our Chief Executive Officer from March 2006 to October 2009, and has been a member of our Board of Directors since January 2008. On September 2, 2009, Mr. Barak was appointed as deputy chairman of our Board of Directors, and became chairman upon the termination of his employment as Chief Executive Officer. Prior to commencing his position with us, Mr. Barak was the President and Chief Executive Officer of Yissum Research Development Company of the Hebrew University of Jerusalem from March 2001 to November 2005. Mr. Barak also has served as an investment management advisor for many technology companies, and has served as a director of several public companies in Israel, including Bezeq, a leading telephone carrier in Israel, and Pelephone, a leading cellular operator in Israel. Mr. Barak also has served as the Managing Director and Chairman of the Board of Directors of Kardan Investments Ltd. and has served as the Manager of the Mutual Funds Division of Bank Mizrahi.

Uri Danon

    Chief Executive Officer

In November 2009, Mr. Uri Danon began serving as our Chief Executive Officer. Mr. Danon served as our President between 2005 and 2006, and has been Chief Executive Officer of Atox Bio, Ltd. (which develops treatments for autoimmune diseases and sepsis), since 2003, and has informed us of his intention to resign this position after a short transition. He previously managed international projects for Teva Pharmaceutical Industries, Ltd., including the development of the drug Copaxone in a solution in pre-filled syringes (a drug with sales of over $2 billion per year), and was CEO of Epigenesis, Ltd., a cell therapy development company. He holds an MBA in Marketing from Bar Ilan University, and a B.Sc. in Industrial Engineering and Management from Tel Aviv University.

Ira Weinstein

   Chief Financial and Operating Officer

Mr. Weinstein has served as our Chief Financial Officer and as our Chief Operating Officer since May 2007. Prior to taking his position with us, Mr. Weinstein was Chief Executive Officer of Hapto Biotech (Israel) Ltd. from April 2004 to April 2007, and was Chief Executive Officer of Incure Ltd. from January 2004 to February 2005. Prior to these positions, Mr. Weinstein served as Chief Financial Officer and Chief Operating Officer of Keryx Biopharmaceuticals, Inc., a NASDAQ-listed public company. Mr. Weinstein also has served as a consultant to the New York State Department of Health and has held teaching positions at Baruch College, Touro College, St. John’s University and Coventry Polytechnic University. Mr. Weinstein holds an M.B.A. in Management and a Bachelor of Business Administration degree in Accounting from Baruch College, City University of New York.

Abraham Hochberg

   Chief Scientific Officer and Director

Professor Hochberg has served as our Chief Scientific Officer since December 2005, and as a member of our Board of Directors since March 2006. From July 2006 to October 2009, he served as our Chairman of the Board of Directors. Professor Hochberg has been a biochemist and molecular biologist in the Department of Biological Chemistry at the Hebrew University of Jerusalem for the past 48 years. Professor Hochberg is recognized as a world-leading expert on the H19 gene and is considered to have made many seminal contributions in the fields of imprinted genes, the H19 gene, the IGF2 gene and oncology. Professor Hochberg earned a Ph.D. in Molecular Biology, summa cum laude, from the Hebrew University of Jerusalem. He also holds a B.A. in Archeology from the Hebrew University of Jerusalem.

Patricia Ohana

   Vice President of Clinical Development

Dr. Ohana has served as our Vice President of Clinical Development since September 2006. Dr. Ohana also has been a biochemist and molecular biologist in the Department of Biological Chemistry at the Hebrew University of Jerusalem for the past 26 years. Dr. Ohana holds a Ph.D. in Biological Chemistry, a M.Sc. in Chemistry and a B.Sc. in Chemistry, each from the Hebrew University of Jerusalem.

Moshe Landsberg

    Vice President of Technology

Mr. Landsberg has served as our Vice President of Technology since April 2007. Prior to taking his position with us, Mr. Landsberg was the Chief Operating Officer of BioPreventative Ltd. (which later became Analyte Works Ltd.) and was Quality Assurance director at Common Sense Ltd., and Chief Operating Officer and Quality Assurance director at Lithotech Medical Ltd. Mr. Landsberg also served various executive positions at Biotechnology General (Israel) Ltd. for 17 years. Mr. Landsberg currently holds a teaching position at the Agriculture Faculty of the Hebrew University of Jerusalem and is a consultant to several leading pharmaceutical, biopharmaceutical and biotechnology companies in Israel including Teva Pharmaceutical Industries Ltd., Taro Pharmaceutical Industries Ltd., Perrigo Israel, MediWound Ltd., the Israeli Institute for Biological Research and the Weizmann Institute of Science. Mr. Landsberg holds a M.Sc. in Applied Microbiology from the Hebrew University of Jerusalem and a B.Sc. degree in Life Sciences from Tel Aviv University.

Aviv Boim

    Director

Mr. Boim has served as a director since August 2008. Mr. Boim previously served as Chief Executive Officer of Tikcro Technologies, Ltd., and Orckit Communications Ltd., where he held the position of Chief Financial Officer for nearly ten years. Prior to joining Orckit, Mr. Boim was a banker with BT Alex. Brown Incorporated, an investment banking firm. Mr. Boim holds a B.A. and a M.A. in economics and management from Tel Aviv University and an L.L.B. from Tel Aviv University Law School. Mr. Boim currently serves on our Board of Directors as a representative, and is an affiliate, of Tikcro Technologies, Ltd. See “Security Ownership of Certain Beneficial Owners and Management — Voting Agreement” and “Certain Relationships and Related Transactions” below.

Doron Nevo

    Director

Mr. Nevo has served as a director since November 2004. Mr. Nevo has founded and served as President and Chief Executive Officer of a number of companies, including KiloLambda Technologies, Ltd., an optical components and subsystems company, NKO, Inc., a company that designs and develops carrier-grade IP telephony system platforms and establishes its own IP network; and Clalcom Ltd. and Barak, Ltd., leading international telecommunications carriers in Israel. Prior to Clalcom, Mr. Nevo held various executive positions with Sprint International, Inc. Mr. Nevo currently serves on a number of boards of directors of companies in various fields, including Audiocodes, Ltd., Elcom Technologies, Notox, Ltd. and Etgar Investment Portfolios Corp. Ltd. Mr. Nevo holds a B.Sc. in Electrical Engineering from the Technion and a M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

Hanoch Rappaport

    Director

Mr. Rappaport has served as a director since November 2004. Mr. Rappaport serves as the Chief Financial Officer of the Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd. Mr. Rappaport also served as corporate credit officer at Bank Hapoalim. Mr. Rappaport currently serves as Investment Manager at A. Heifetz & Co. Mr. Rappaport holds a B.A. in Economics and Political Science from Bar-Ilan University and an M.B.A. from the Tel Aviv International School of Management. Mr. Rappaport currently serves as a member of our Board of Directors and is an affiliate of the Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” below.

CORPORATE GOVERNANCE

Our Board of Directors and management are committed to responsible corporate governance to ensure that the Company is managed for the long-term benefit of its stockholders. To that end, during the past year, the Board of Directors adopted  corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission, which our Board of Directors and management intend to periodically review and update, as appropriate.

As a result of the listing of our securities on the Tel Aviv Stock Exchange, we are subject to certain provisions of the Israeli Securities Law — 1968 (the "Securities Law") . Pursuant to Section 39A of the Securities Law, rules and regulations of the Companies Law listed in the Fourth Schedule apply to issuers incorporated in jurisdictions outside Israel which offer securities to the public in Israel. Under Articles V, VI, VII, VIII, IX, XI and XII of our Amended and Restated Certificate of Incorporation, we are subject to such provisions of the Companies Law and the Israeli Securities Regulations to the extent permitted by Delaware law.

Corporate Governance Policies and Practices

We have instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines – The Board of Directors adopted Corporate Governance Guidelines, which collect in one document many of the corporate governance practices and procedures that had evolved over the years. These guidelines address the duties of the Board of Directors, director qualifications and selection process, Board operations, Board committee matters and continuing education. The guidelines also provide for annual self-evaluations by the Board of Directors and its committees. The Board of Directors reviews these guidelines on an annual basis. The guidelines are available on our website at www.biocancell.com, and in print to any interested party that requests them.

Corporate Code of Ethics – We have a Code of Ethics that applies to all of our employees, officers and members of the Board of Directors. The Code of Ethics is available on our website at www.biocancell.com, and in print to any interested party that requests it.

Board Committee Charters – Each of our Audit, Executive and Compensation Committees has a written charter adopted by our Board of Directors that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. The charters are available on our website at www.biocancell.com, and in print to any interested party that requests them.

Director Independence Under Israeli Law

Pursuant to Sections 239 through 249A of the Companies Law, our Board of Directors must at all times include at least two directors who are elected by a majority of stockholders participating in the voting at a general meeting, where at least one of the following is true: (i) the majority of the votes represented at the stockholders’ meeting includes at least one-third of all of the votes of the  non-controlling stockholders who participate in the voting (with abstentions not being included in the total votes of the foregoing stockholders); or (ii) the total number of opposing votes from among the stockholders referenced in subsection (i) does not exceed 1% of all of the voting rights in the Company. Directors elected in accordance with this provision are deemed to be “independent directors.”

For purposes of this provision, “control” is defined in the  Securities Law as the ability to direct the activity of the Company, and a person or entity shall be presumed to control a Company if such person or entity holds 50% or more of the means of control of the Company such as the right to vote at a general meeting or a corresponding body of the Company or the right to appoint directors or the general manager of the Company. If at the time of the appointment of an independent director, all of the members of the Board of Directors are of one gender, the second independent director shall be of the other gender.

Any vacancy in the office of an independent director may be filled only by the stockholders and may not be filled by the remaining directors. If at any time there are fewer than two independent directors, the Board of Directors must call a special stockholders’ meeting for the election of independent directors. An independent director may only be removed from office if he/she ceases to meet the statutory requirements for his/her appointment, or if he/she violates his/her duty of loyalty to the Company. An independent director may only be removed by the decision of a court at the request of a director or stockholder, or by resolutions of both the Board of Directors and a general meeting of stockholders, where the latter requires the same special majority as is required for the election of an independent directors. An independent director is appointed for three (3) consecutive one-year terms, and he/she may be re-elected for three (3) additional consecutive one-year terms. An independent director is required to be a resident of the State of Israel, unless the company's shares have been offered to the public outside of Israel, or are listed on a stock exchange outside of Israel.

An independent director must have professional qualifications or accounting and financial expertise, and at least one of the independent directors must have accounting and financial expertise.

No individual may be appointed as an independent director if, at the time of appointment or at any time during the preceding two years, he /she , his /her relative, partner, employer or a corporate body of which he /she is a controlling party had an interest in the Company, in a person who was a controlling party of the Company at the time of the appointment, or in another corporate body. For the purposes of this provision, (i) “interest” means an employment relationship, commercial or professional ties in general or control, as well as service as an officer, other than service as a director who was appointed as an independent director in a Company that is due to offer shares to the public for the first time, and (ii) “other corporate body” means a corporate body in which the Company or controlling member of it is a controlling member at the time of the appointment or during the two years before the time of appointment.

A director in a Company cannot be appointed as an independent director in another Company if at that time a director of the other Company serves as an independent director of the first Company. An independent director may not receive any compensation from the Company, except as determined by applicable law and except for insurance coverage and indemnification by the Company’s bylaws or as determined by other applicable law. An individual cannot be appointed as an independent director if he holds any other position or owns any business which might give rise to a conflict of interest with his role as a director, or if such circumstances might harm his ability to act as a director. An individual cannot be appointed as an independent director if he is a member of the Israel Securities Authority or an employee thereof, or if he is a member of the Board of Directors or an employee of an Israeli stock exchange.

A general meeting of our stockholders at which the appointment of an independent d irector is on the agenda may only be convened if the nominee has declared that he /she fulfils the conditions required for appoint ment as an independent d irector.

Each committee of our Board of Directors authorized to exercise any of the powers of our Board of Directors must include at least one independent director.

For a period of two years following the termination of an independent director, a Company may not directly or indirectly enter into any employment, consulting or other arrangement for fees with such person, and such person may not serve as a director or officer of the Company, including a Company controlled by such person.

The Board of Directors has reviewed all material transactions and relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditors. Based on this review and in accordance with its independence standards outlined above, the Board of Directors has affirmatively determined that each of Hanoch Rappaport, Doron Nevo and Aviv Boim are independent under the rules of the NASDAQ Stock Market, Inc., and, as a result, we currently comply with the NASDAQ independence standards for board of directors composition.

Board Nomination Policies and Procedure

Nomination Procedure – Companies listed on NASDAQ are not required to maintain starting compensation or nomination committees. They may instead rely upon a majority of independent directors sitting on the Board of Directors to discharge the duties of such committees, such as setting the compensation of executive officers and the nomination of directors. If the Board of Directors chooses to appoint a compensation or nomination committee, however, then the committee must be comprised of entirely independent directors. Under a narrow exception, a compensation or nomination committee with a minimum of three directors may contain one non-independent director who is not a current officer or employee of the company (or a family member of an officer or employee) if the Board of Directors finds under exceptional circumstances that the appointment of the non-independent director is in the best interests of the company and the stockholders. This non-independent committee member may not serve on the committee for more than two years. Although the company need not seek NASDAQ’s approval to rely on this exception, it must disclose the reliance on this exception in the company’s next annual proxy statement. The compensation committee of our Board of Directors would meet NASDAQ’s standards for independence. The sole member of our Compensation Committee, Doron Nevo would be deemed to be an independent director under NASDAQ’s independence standards. We do not maintain a standing Nomination Committee.  The  three member s of our Audit Committee, Hanoch Rappaport, Doron Nevo and Aviv Boim, would be deemed to be independent directors under NASDAQ’s independence standards.  Of the two members of our Executive Committee, Aviv Boim would be deemed to be an independent director under NASDAQ’s independence standards.

Board Committees

Our Board of Directors has three standing committees – the Audit, Compensation, and Executive.  See below for a description of the responsibilities of the Board of Directors’ standing committees.

Board Access to Independent Advisors

The Board of Directors as a whole, and each of the Board of Directors committees ' separately, has authority to retain and terminate such independent consultants, counselors or advisors to the Board of Directors as each shall deem necessary or appropriate.

Communications with Board of Directors

Direct Communications – Any interested party desiring to communicate with the Board of Directors or with any director regarding the Company may write to the Board of Directors or the director, c/o Avraham Hampel, Office of the Secretary, BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel. The Office of the Secretary will forward all such communications to the director(s). Interested parties may also submit an email by filling out the email form on the Company’s website at www.biocancell.com. Moreover, any interested party may contact the non-management directors of the Board of Directors and/or the Chairman of the Board.

Annual Meeting – The Company encourages its directors to attend the annual meeting of stockholders each year. Mr. Avi Barak and Prof. Abraham Hochberg attended the annual meeting of Stockholders held in March 2009.

Meetings of the Board of Directors and its Committees

During the fiscal year ended December 31, 2008, there were 16 formal meetings of the Board of Directors. With the exception of one director who served for part of the year, none of the Directors attended less than 80% of the meetings. Currently, the Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. In 2008, t he Executive Committee, which had its first meeting in August 2008, had two formal meetings, the Audit Committee had six formal meetings and the Compensation Committee had one formal meeting.

Under the Companies Law, the Audit Committee must have the following duties: (i) to identify deficiencies in the management of the company in consultation with its i nternal a uditor and external auditors, and recommending corrective measures if needed; and (ii) to consider the approval of actions as set forth in Sections 255 and 268 through 275 of the Companies Law, including interested transactions.

The charter of our Audit Committee provides that our Audit Committee will be appointed by our Board of Directors and will oversee the following subjects: internal controls and risk management; internal audit; auditors, compliance, reporting responsibilities; and approval of transactions. Our Audit Committee must consist of no less than three members of the Board of Directors, two of which are considered independent directors under the applicable standards of Israeli law. Our Audit Committee is currently composed of three members: Hanoch Rappaport, Doron Nevo and Aviv Boim, of whom Aviv Boim has been determined by our Board of directors to be an “Audit Committee Financial Expert” as such term is defined under Item 401(h)(2) of Regulation S-K.

Our Board of Directors also maintains a Compensation Committee whose duty is to make recommendations to our Board of Directors regarding employee and director compensation issues, including the compensation of new executives and directors, material changes to the compensation of current executives and directors, and the awarding of employee stock options. Our Compensation Committee is currently composed of one member, Doron Nevo.

Upon and as a condition to the closing of the private placement of our securities to Clal Biotechnology Industries Ltd., Tikcro Technologies Ltd. and Provident Fund of the Hebrew University Ltd. in July 2008, our Board of Directors appointed an Executive Committee initially consisting of four members of the Board of Directors, Professor Hochberg, an independent director who initially was Dr. Nava Epstein (later replaced by Jacob Ben Gur), and the members of our Board of Directors nominated by each of Clal Biotechnology Industries Ltd. and Tikcro Technologies Ltd. As of the date of this proxy , CBI does not have a nominee on the Board of Directors, and the Board of Directors does not include any directors considered independent under Israeli law, so the Executive Committee currently consists of two members of the Board of Directors: Professor Hochberg and Tikcro’s nominee, Mr. Aviv Boim. As required under the July 2008 private placement agreements, approval of our Board of Directors of the consummation of any material transaction involving us, the adoption of our annual budgets and any matters relating to our investment policies and working plan, are subject to the approval of our Executive Committee. The continued constitution of the Executive Committee is subject to the terms and conditions set forth in the Subscription and Registration Rights Agreement dated June 22, 2008.

Audit Committee Report

In connection with the preparation and filing of Form 10-Q, filed with the Securities and Exchange Commission on November 12, 20092:

(1)           The Audit Committee reviewed and discussed the reviewed financial statements and related footnotes with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles.

(2)           Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the reviewed financial statements be included in our Form 10-Q, filed with the Securities and Exchange Commission on November 12, 20092

Submitted by the members of the Audit Committee

Dr. Nava Epstein 3
Jacob Ben Gur3
Hanoch Rappaport

2 As we are a newly  reporting company to the Securities and Exchange Commission, we are not yet required to file an annual report.

3 Member of the Audit Committee when it considered the Financial Statements included in the Form 10-Q filed with the Securities and Exchange Commission on November 12, 2009

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

During the last fiscal year, ended December 31, 2008, the Company was not a reporting company to the Securities and Exchange Commission, and therefore its executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities were not required to make any filings with the Commission.

Certain Relationships and Related Transactions

License Agreements

Yissum Research Development Company of the Hebrew University of Jerusalem has granted to us an exclusive, worldwide license for the use, development and commercialization of the H19 gene in consideration of which we have agreed to pay certain royalties to them.

Private Placements

Clal Biotechnology Industries Ltd.

On March 12, 2008, we entered into a Subscription and Registration Rights Agreement with Clal Biotechnology Industries Ltd. (CBI), pursuant to which we agreed to issue 650,000 shares of our common stock to CBI for a purchase price of NIS 3.52 (approximately $1.09) per share, for an aggregate purchase price of NIS 2,288,000 (approximately $708,500). The transaction was subject to the satisfaction of several conditions, including the approval of the transaction by our stockholders, the approval of the registration of the shares of common stock issuable to CBI in the transaction by Tel Aviv Stock Exchange, and approval of the transaction by the Israeli Anti-trust Authority.

On May 1, 2008, our stockholders approved the terms of the transaction as a transaction the result of which would be the sale to CBI of a control block of 25% of our issued capital and voting rights, in accordance with Section 328(b)(1) of the Companies Law.

On May 15, 2008, we completed the sale of the shares of our common stock to CBI contemplated by the March 12, 2008 Subscription and Registration Rights Agreement with CBI.

Pursuant to the terms of the Subscription and Registration Rights Agreement with CBI dated March 12, 2008, we granted CBI certain rights with respect to the registration under the Securities Act of the securities issued to it under that agreement.

CBI, Tikcro Technologies Ltd. and Provident Fund of Hebrew University Ltd.

On June 22, 2008, we entered into Subscription and Registration Rights Agreements with each of CBI, which at that time was deemed to be a “controlling stockholder” under the Companies Law, Tikcro Technologies Ltd. (Tikcro), and the Provident Fund of the Hebrew University Ltd. (the Provident Fund), for the purchase of an aggregate of (i) 1,222,780 shares of our common stock at a price per share equal to $0.597, for an aggregate purchase price equal to $730,000, (ii) debentures in an aggregate principal amount of $2,920,000 convertible in the aggregate into up to 5,058,002 shares of our common stock at a price per share of $0.716, and (iii) warrants to purchase up to 6,280,783 shares of our common stock at an exercise price of $0.716 per share.

On July 30, 2008 we completed the sale and issuance of the securities to Tikcro, CBI and the Provident Fund contemplated by the Subscription and Registration Rights Agreements dated June 22, 2008.

In connection with the Subscription and Registration Rights Agreements dated June 22, 2008, we granted to CBI, Tikcro and the Provident Fund certain anti-dilution rights and adjustments with respect to the shares of our common stock, convertible debentures and warrants issued to them under those agreements.

We granted CBI, Tikcro and the Provident Fund certain rights with respect to the registration of the securities issued to those parties under such agreements under the Securities Act.

As a condition to the closing of the transactions contemplated by the Subscription and Registration Rights Agreement with Tikcro, we also agreed to undertake the following actions:

•
Executive Committee .  We agreed to designate an Executive Committee of our Board of Directors consisting of four members of the board, Professor Hochberg, an independent director who would initially be Nava Epstein (who was later replaced by Mr. Jacob Ben Gur), and the members of our Board of Directors nominated by each of Tikcro and CBI. The functions of the Executive Committee are to include the consummation of any material transaction involving us, the adoption of our annual budgets and any matters relating to our investment policies and working plan.

•
Consulting Fees .  We agreed to pay Tikcro a consulting fee, for as long as a director designated by Tikcro is a member of our board of directors, for consulting services to be provided to us by a representative of Tikcro. The consulting fee consists of an annual payment of $30,000 and an annual issuance of 63,939 shares of our common stock.

••
Information Rights.  We undertook to furnish CBI and Tikcro certain financial information about us in order to enable the timely reporting of their financial statements, as required under applicable law.

In connection with, and as a condition to, the closing of the transactions contemplated by the Subscription and Registration Rights Agreements dated June 22, 2008, CBI, Tikcro, Avi Barak (our Chief Executive Officer at the time), and Professor Hochberg (our Chief Scientific Officer and, at the time, Chairman of our Board of Directors), entered into an Irrevocable Voting Agreement regarding voting of shares of our common stock held by such parties in elections of members of our Board of Directors.

Purchase and Exercise of Series 1 Warrants

Between August 14 and 17, 2008, our wholly-owned Israeli subsidiary purchased on the Tel Aviv Stock Exchange 1,812,756 of our Series 1 Warrants, at a purchase price of NIS 0.02 each. On August 18, 2008, our subsidiary exercised all of these warrants for 1,812,756 shares of our common shares at an exercise price of NIS 9.73 each. All remaining outstanding and unexercised Series 1 Warrants expired on August 18, 2008. We funded the exercise of these warrants through an equity investment by us in our subsidiary. By directing our wholly-owned subsidiary to purchase and exercise warrants to purchase our shares, using funding provided by us, we were able to create a pool of treasury stock, at an insignificant cost. This was used beneficially as directed by our Board of Directors, by taking advantage of market conditions to issue stock without expensive and lengthy fundraising procedures, such as the publishing of a prospectus. During May and June 2009, we sold 1,099,756 shares of treasury stock, at an average price of $0.92 per share, and total proceeds of approximately $1,017,000. In August 2009, we sold 713,000 shares of treasury stock, at an average price of $0.79 per share, and total proceeds of approximately $552,000. Following th is  sale in August 2009 , we no longer hold any shares of treasury stock.

Purchase of Plasmids

In January 2007, BioCancell Therapeutics Israel Ltd. entered into a continuous production agreement with Althea Technologies, Inc., an American manufacturer for the production of our plasmids. To date, the manufacturer has executed three production campaigns of the DTA-H19 plasmid, one for the production of GMP material that is used for the Phase IIb clinical study for treatment of superficial bladder cancer, and the second and the third for GMP material for Phase I/IIa clinical trials of BC-819 in the treatment of ovarian and pancreatic cancer for which we paid an aggregate amount of approximately $991,000, $814,000 and $513,000, respectively, as of September 30, 2009.

Toxicology Studies

On July 3, 2008, we ordered toxicology studies from Wuxi AppTec, Inc. (AppTec). In accordance with the terms of the order, AppTec performed toxicology studies over approximately three months using BC-819 on laboratory animals, in accordance with the FDA request regarding new clinical trials in ovarian and pancreatic cancer, at a total cost of $240,000, for which we paid an aggregate amount of $240,000 as of December 31, 2008.

Code of Ethics

The Company has adopted a Code of Ethics (as such term is defined in Item 406 of Regulation S-K). The Code of Ethics is available on the Company’s website at www.biocancell.com, and in print to any stockholder that requests it. The Code of Ethics applies to the Company’s employees, officers and members of the Board of Directors. The Code of Ethics has been designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)
Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

(3)	Compliance with applicable governmental laws, rules and regulations;

(4)	The prompt internal reporting or violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

(5)	Accountability for adherence to the Code of Ethics.

COMPENSATION OF DIRECTORS

Members of our Board of Directors who are independent directors (as defined in our Amended and Restated Certificate of Incorporation) will receive the maximum compensation established under Israeli regulations for directors not designated by our Board as experts , NIS 31,700 (approximately $8,320) per annum, plus NIS 2,120 (approximately $555) per meeting (60% of such amount for participation via teleconference, and 50% of such amount for approving a written resolution).

Non-employee Members of our Board of Directors are offered compensation of NIS 1,800 (approximately $470) per meeting. Employee Members of our Board of Directors do not receive any compensation for their service on our Board of Directors.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation paid to each of our directors who were not our employees during the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total ($)
Jacob Ben Gur	$15,230	—	—	—	—	—	$15,230
Gil Bianco	$6,012	—	—	—	—	—	$6,012
Nava Epstein	$14,745	—	—	—	—	—	$14,745
Tuvia Gilat	$4,215	—	—	—	—	—	$4,215
Ofer Goldberg	—	—	—	—	—	—	—
Doron Nevo	$8,529	—	1,661	—	—	—	$10,190
Hanoch Rappaport	—	—	830	—	—	—	830
Alexander Levitzki	$2,162		1,246				$3,408
Aviv Boim	$—	—	—	—	—	—	—

COMPENSATION OF EXECUTIVE OFFICERS

Our Compensation Committee evaluates and sets the compensation policies and procedures for our executive officers. Except as provided for in the employment agreements described below, annual reviews generally determine future salary and bonus amounts for our executive officers, as a part of the Company’s compensation procedures.

Summary Compensation Table

The following table sets forth the aggregate cash compensation paid during the 2007 and 2008 fiscal years to our Chief Executive Officer and to our executive officers other than our CEO whose annual salary and bonuses exceeded $100,000 for the applicable years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (1)		Option Awards ($ (1) )		Non-Equity Incentive Plan Compensation ($) (1)	Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (1)		Total ($) (1)
Avi Barak (2) Chief Executive Officer and Director	2008	143,100	100,000	—	7,473	(3)	—	—	74,659	(4)	325,232
	2007	144,000	—	—	—	(3)	—	—	73,597	(4)	217,597
Abraham Hochberg (5) Chief Scientific Officer and Chairman of the Board of Directors	2008	102,099	3,654	—	4,982	(3)	—	—	52,904	(5)	163,639
	2007	101,511	37,027	—	—	(3)	—	—	46,583	(5) (6)	185,121
Moshe Landsberg Vice President, Technology	2008	134,492	16,478		13,708				22,614	(7)	187,292
	2007	92,487	—		—		—	—	11,524	(7)	104,011

(1)
All compensation received by our executive officers is paid in NIS. For the purposes of completing this table, we converted each NIS denominated amount into U.S. dollars by multiplying the NIS amount by the representative conversion rate as it was published by the Bank of Israel on each date on which the compensation was calculated, so that no single conversion rate has been used

(2)	Mr. Barak received compensation from us solely for his services as our Chief Executive Officer only, and not in his capacity as a member of our Board of Directors.
(3)
On October 22, 2008, our Board of Directors approved the grants to Mr. Barak and Professor Hochberg of options to purchase 180,000 and 120,000 shares of our common stock, respectively, under our 2007 Stock Option Plan. On December 3, 2008, the grant of these options was approved by our stockholders as an interested transaction under the Israeli Companies Law with a controlling stockholder due to Mr. Barak’s and Professor Hochberg’s execution of an Irreversible Voting Agreement with two of our stockholders.

(4)
The items described as All Other Compensation to Mr. Barak for the year ended December 31, 2008 include (i) $26,549 in expenses related to the use of a company car by Mr. Barak, (ii) $6,084 in expenses related to the use of a company cell phone by Mr. Barak, and (iii) $42,026 in contributions by our Israeli subsidiary to executive insurance for Mr. Barak’s benefit. The items described as All Other Compensation to Mr. Barak for the year ended December 31, 2007 include (i) $22,350 in expenses related to the use of a company car by Mr. Barak, (ii) $8,857 in expenses related to the use of a company cell phone by Mr. Barak, and (iii) $42,389 in contributions by our Israeli subsidiary to executive insurance for Mr. Barak’s benefit.

(5)	Prof. Hochberg receives compensation from us solely for his services as our Chief Scientific Officer only, and not in his capacity as a member of our Board of Directors.

(6)
The items described as All Other Compensation to Professor Hochberg for the year ended December 31, 2008 include (i) $22,581 in expenses related to the use of a company car by Professor Hochberg, (ii) $7,493 in expenses related to the use of a company cell phone by Professor Hochberg, and (iii) $22,830 in contributions by our Israeli subsidiary to senior employees insurance for Professor Hochberg’s benefit. The items described as All Other Compensation to Professor Hochberg for the year ended 2007 include (i) $19,826 in expenses related to the use of a company car by Professor Hochberg, (ii) $3,739 in expenses related to the use of a company cell phone by Professor Hochberg, and (iii) $23,017 in contributions by our Israeli subsidiary to senior employees insurance for Professor Hochberg’s benefit.

(7)
The items described as All Other Compensation to Mr. Landsberg for the year ended December 31, 2008 include (i) $21,041 in expenses related to the use of a company car by Mr. Landsberg, and (ii) $1,573 in expenses related to the use of a company cell phone by Mr. Landsberg. The items described as All Other Compensation to Mr. Landsberg for the year ended 2007 include (i) $10,429 in expenses related to the use of a company car by Mr. Landsberg, and (ii) $1,096 in expenses related to the use of a company cell phone by Mr. Landsberg.

BioCancell Therapeutics, Inc. 2004 Stock Option Plan and 2007 Stock Option Plan

General Provisions.   Our Board of Directors adopted our 2004 Stock Option Plan to allocate up to 2,024,003 shares of our common stock to our directors, employees and consultants. Our Board of Directors adopted our 2007 Stock Option Plan to allocate up to an additional 2,000,000 shares of our common stock to our directors, employees and consultants. Each plan is administered by our Board of Directors and any committee that our Board of Directors may appoint for such purpose. Our Board of Directors or its designated committee may grant options and restricted stock in addition to other compensation instruments under each of the plans. With respect to options, they may grant four types of options under either plan: Approved 102 Capital Gains Options, which are granted only to our directors and employees and qualify for capital gains tax treatments; Approved 102 Ordinary Income Options, which qualify for ordinary income tax treatment; Unapproved 102 Options; and 3(9) Options, which are non-qualified stock options which are granted mostly to our consultants. The number of shares authorized to be issued under each of the plans will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, combination or reclassification of the stock or the payment of a stock dividend with respect to the common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration.

The exercise price of an option granted under our 2004 Stock Option Plan or 2007 Stock Option Plan will be determined by the Board of Directors or its designated committee at the time of the option grant.

Unless stated otherwise in the individual grant, grants of options under either plan will vest and become exercisable according to the following schedule: one-third on the one-year anniversary of the date of grant, followed by one-eighth at the end of every calendar quarter thereafter. The committee, though, may, in its absolute discretion and on such terms and conditions as it deems appropriate, accelerate or otherwise change the time at which options granted under either plan or any portion of any such option will vest. Option grants under either plan also may contain performance goals and measures and the provisions in one option grant need not be identical to any other option grant. All options granted under either plan will expire ten years from the date of grant unless terminated earlier, provided that options granted under Section 422 of the United States Internal Revenue Code of 1986 to a stockholder that holds ten percent or more of our common stock will expire five years from the date of grant unless terminated earlier. With respect to each of the plans, our Board of Directors may reallocate to other employees, directors or consultants the unvested portion of an option that expires prior to its expiration date and the vested but unexercised and unvested portions of an option that was either cancelled or repurchased by us and any such reallocation of shares must be recycled within the plan pursuant to which such option was granted. Our Board of Directors may not reallocate the vested but unexercised portions of an option that expires upon its expiration date.

In the event of the disability or death of a grantee and, in the case of our 2004 Stock Option Plan, the retirement of a grantee, and, in the case of our 2007 Stock Option Plan, the termination of the grantee’s employment by us without cause (as that term is defined in our 2007 Stock Option Plan), the grantee or his legal delegates or successors, as the case may be, may only exercise that portion of the option that had vested as of the date of any such event and may exercise the vested portion within one year from the date of such event. In cases of retirement for options granted under our 2004 Stock Option Plan, if the grantee dies within one year from the date of retirement, the vested portion may be exercised by such deceased grantee’s successor within one year from the date of death so long as the option has not otherwise expired. Furthermore, for options granted under our 2004 Stock Option Plan, in the event that the grantee’s employment was terminated by us without cause (as that term is defined in our 2004 Stock Option Plan), the grantee may exercise that portion of the option that had vested as of such date of termination and may exercise such vested portion within 90 days from such date. In the event that the grantee’s employment was terminated by us for cause or was terminated by the grantee, the grantee shall no longer have the right to exercise any option granted under our 2004 Stock Option Plan held by him irrespective of whether and to what extent his options have vested. For options granted under our 2007 Stock Option Plan, in the event that the grantee’s employment was terminated by us for cause, the grantee may exercise that portion of the option that had vested as of such date of termination and may exercise the vested portion within 90 days from such date.

Our Board of Directors or its appointed committee is entitled, at any time and from time to time, to modify the terms of either plan or to suspend or completely cancel either of the plans, and any such modification, suspension or cancellation may have retroactive effect, provided that the modification, suspension or cancellation does not adversely affect the rights of the grantees in a material way, and any such material and adverse modification, suspension or cancellation will be invalid unless it is approved by the affected grantee.

Termination of an Option.   Subject to our Board of Director’s approval, the committee administering either plan may, from time to time, cancel all or any portion of an option granted under such plan, and our obligation with respect to options of such plan will be discharged through (i) payment to the grantee of an amount in cash equal to the excess, if any, of the fair market value of the cancelled option at the date of such cancellation over the aggregate exercise price of the option, (ii) the issuance or transfer to the grantee of common stock with a fair market value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, as determined by the committee, in its sole discretion.

Also, in the event of a merger or consolidation in which we are not the surviving entity, an acquisition of all of our capital stock or the sale of all or substantially all of our assets, we, in our sole and absolute discretion, may cancel all outstanding options granted under our 2004 Stock Option Plan that remain unexercised prior to the consummation of any such transaction, provided that we send a cancellation notice to each grantee of our 2004 Stock Option Plan at least twenty days prior to the consummation of any such transaction during which notification period each grantee may exercise his options. In cases of merger, our Board of Directors may exchange all outstanding options granted under our 2004 Stock Option Plan that remain unexercised prior to the consummation of the merger for the securities of the surviving corporation or to pay the fair market value of any such option. In the event that we do not send a cancellation notice, or in the event of any changes in our capital structure by reason of stock split, stock dividends, reorganization, issue of rights or convertible or capital stock or any corporate transaction or other events with an similar impact, we may make an equitable adjustment in the number of shares resulting from the exercise of options granted under our 2004 Stock Option Plan and/or the exercise price of such options in order to prevent significant dilution.

With respect to our 2007 Stock Option Plan, in the event of a merger or consolidation in which we are not the surviving entity, an acquisition of all of our capital stock or the sale of all or substantially all of our assets, the person acquiring us, in its sole and absolute discretion, either may convert or exchange options granted under our 2007 Stock Option Plan to options to purchase securities of such person or may cancel all outstanding options granted under our 2007 Stock Option Plan that remain unexercised prior to the consummation of any such transaction, provided that it sends a cancellation notice to each grantee of our 2007 Stock Option Plan at least twenty days prior to the consummation of any such transaction during which notification period each grantee may exercise his options. Other than transactions in which we are acquired, in the event of any changes in our capital structure by reason of stock split, stock dividends, reorganization, issue of rights or convertible or capital stock or any corporate transaction or other events with an similar impact, we may make an equitable adjustment in the number of shares resulting from the exercise of options granted under our 2007 Stock Option Plan and/or the exercise price of such options in order to prevent significant dilution.

Outstanding Grants.   As of the date of this proxy , we have 585,489 options outstanding under our 2004 Stock Option Plan. The options under our 2004 Stock Option Plan are not registered for trading on the Tel Aviv Stock Exchange.

As of November 23, 2009, we have 1,047,500 options outstanding under our 2007 Stock Option Plan. We have not issued any shares of our common stock upon exercise of options granted under our 2007 Stock Option Plan. The options under our 2007 Stock Option Plan are not registered for trading on the Tel Aviv Stock Exchange.

Outstanding Option Awards at December 31, 2008

The following are all unexercised options, unvested shares of common stock and any other awards granted under our 2004 Stock Option Plan and 2007 Stock Option Plan held by any of our named executive officers as of December 31, 2008:

Name	Award Plan	Amount	Status as of December 31, 2008
Avi Barak	2007 Stock Option Plan	180,000 options	15,000 options vested and unexercised 165,000 options unvested
Abraham Hochberg	2007 Stock Option Plan	120,000 options	10,000 options vested and unexercised 110,000 options unvested
Moshe Landsberg	2004 Stock Option Plan	200,000 options	12,500 options vested and unexercised 187,500 options unvested
Moshe Landsberg	2007 Stock Option Plan	60,000 options	3,750 options vested and unexercised 56,250 options unvested

Employment Agreements

Mr. Avi Barak

Generally.   On April 4, 2006, we entered into an employment agreement with Mr. Avi Barak pursuant to which he serves as our Chief Executive Officer on a full-time basis. Either we or Mr. Barak may terminate this agreement upon the provision of four months advance written notice to the other party expressing an intention to terminate the agreement. We also may terminate this agreement for cause, defined in the agreement as any of the following: (a) conviction of any felony involving moral turpitude affecting us; (b) action taken by Mr. Barak intentionally to harm us; (c) embezzlement of our funds; (d) falsification of records or reports; (e) ownership, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with our products or services; (f) any breach of Mr. Barak’s fiduciary duties or duties of care to us (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by him within 15 days after his receipt of notice containing a description of the breach or breaches alleged to have occurred; (g) any material breach of his employment agreement which has not been cured by him within 15 days after his receipt of notice from us, containing a description of the breach or breaches alleged to have occurred; (h) any breach by Mr. Barak of his proprietary information, non-competition and assignment of inventions agreement with us; and (i) any other act or omission that constitutes “cause” under the laws of any jurisdiction in which the we conduct our business and in which Mr. Barak is employed at the time of such act. In addition, we may terminate this agreement in the event that Mr. Barak is prevented from continuing his employment with us due to medical reasons for two consecutive months or for an aggregate of 120 days per fiscal year. Mr. Barak must maintain the confidentiality of all proprietary information of ours that he receives through his employment with us. On August 11, 2009, we received a letter from Mr. Barak, announcing his intention to resign his position as CEO, effective January 30, 2010. We appointed Mr. Uri Danon as CEO in Mr. Barak’s place, as of November 1, 2009.

Salary and Other Social Benefits.   The agreement provides Mr. Barak with a monthly salary of $12,000. His salary is subject to adjustment throughout the term of the agreement due to increases in the Israeli Consumer Price Index. We also provide Mr. Barak with other social benefits such as a company car, executive insurance, a laptop computer and a cellular telephone. Mr. Barak is entitled to participate in our advanced studies fund and senior employees insurance. We reimburse Mr. Barak for reasonable expenses incurred by him in the course of his employment with us. On December 1, 2008, Mr. Barak announced that in view of the global economic crisis, he agrees to reduce his monthly salary by 7.5% until further notice.

Bonuses.   We committed to pay Mr. Barak a one-time bonus of one percent of funds received between March 1, 2009 and March 1, 2012 (in any form, except for loans from banks and grants under the auspices of the Ministry of Industry, Trade and Labor, such as Chief Scientist grants and bi-national funds), provided that at least $10 million is raised. For the purposes of calculating the bonus, amounts provided by known pre-existing investors (i.e. entities from which we have received funds or assets prior to March 1, 2009) will be deducted from the total amount received. In any case, the bonus shall not exceed $100,000. Payment will be made in accordance with the US$/NIS exchange rate known on the date of payment, and VAT shall be added if applicable.

Non-Competition and Non-Solicitation.   Under the terms of his employment agreement, Mr. Barak must refrain from competing with us during the term of his employment and for one year from the date of termination of his employment with us. Further, during his employment and for one year after his employment terminates, Mr. Barak may not offer or solicit any of our or our subsidiary’s employees, consultants, customers, suppliers, distributors, agents or contractors away from their dealings with us or our subsidiary. He also must grant all rights in any products that he develops during the course of his employment with us to our Israeli subsidiary, BioCancell Therapeutics Israel Ltd.

Stock Option Grant.   Pursuant to the terms of Mr. Barak’s employment agreement, we granted Mr. Barak options to purchase 500,000 shares of our common stock at an exercise price of $0.01 per share. Mr. Barak exercised these options on March 28, 2007. On October 22, 2008, our Board of Directors approved the grant to Mr. Barak of options to purchase 180,000 shares of common stock pursuant to our 2007 Stock Option Plan, at an exercise price of $0.597 per share. On December 3, 2008, the grant of these options to Mr. Barak was approved by our stockholders as an interested transaction under the Companies Law with a controlling stockholder due to Mr. Barak’s execution of an Irreversible Voting Agreement with several of our other stockholders.

Mr. Uri Danon

Generally.   On October 18, 2009, we entered into an employment agreement with Mr. Uri Danon, pursuant to which he has serves as our Chief Executive Officer since November 1, 2009. Either we or Mr. Danon may terminate this agreement upon the provision of ninety days advance written notice to the other party expressing an intention to terminate the agreement. We also may terminate this agreement for cause, defined in the agreement as including the following on the part of Mr. Danon: (i) a material breach of any term of the agreement; (ii) any breach of Mr. Danon's fiduciary duties to us, including, without limitation, any material conflict of interest for the promotion of his benefit; (iii) fraud, felonious conduct or dishonesty; (iv) embezzlement of our funds; (v) any conduct which is materially injurious to us, monetary or otherwise; (vi) conviction of any felony; (vii) misconduct, gross negligence or willful misconduct in performance of duties and/or responsibilities assigned in the agreement; or (viii) refusal to perform the duties and/or responsibilities assigned in the agreement for any reason other than illness or incapacity, or disregard or insubordination of any lawful resolution and/or instruction of the Board of Directors with respect to Mr. Danon's duties and/or responsibilities towards us.

Salary and Other Social Benefits.   The agreement provides Mr. Danon with a monthly salary of 42,000 NIS (approximately $11,350). His salary is subject to adjustment throughout the term of the agreement due to cost-of-living increases. We will also provide Mr. Danon with other social benefits such as a company car, a laptop computer, a cellular telephone, and pension and similar payments. We will reimburse Mr. Danon for reasonable expenses incurred by him in the course of his employment with us.

Bonuses.   Mr. Danon is entitled to receive a bonus at such time as we shall raise an aggregate amount of $10 million between January 30, 2010 and the termination of his employment with us, in any form, except for loans from financial institutions and grants under the auspices of the Israeli Ministry of Industry, Trade and Labor, such as Chief Scientist grants and bi-national funds. The amount of the bonus will be $100,000, subject to a deduction of a pro-rata portion based on  the funds raised provided by investors from which we have received funds or assets prior to January 30, 2010. Payment will be made in cash if more than $5 million in aggregate has been raised in equity offerings, or in stock options otherwise.

Non-Competition, Non-Solicitation and Confidentiality.   Under the terms of his employment agreement, Mr. Danon must refrain from competing with us during the term of his employment and for one year from the date of termination of his employment with us. Further, during his employment and for one year after his employment terminates, Mr. Danon may not offer or solicit any of our or our subsidiary’s employees away from their dealings with us or our subsidiary. He also must grant us all rights in any products that he develops during the course of his employment with us. In addition, Mr. Danon must maintain the confidentiality of all proprietary information of ours that he receives through his employment with us.

Stock Option Grant.   Pursuant to the terms of Mr. Danon's employment agreement, we intend to grant Mr. Danon options to purchase 450,000 shares of our common stock at an exercise price of 3.18 NIS (approximately $0.86) per share, pursuant to our 2007 Stock Option Plan, of which options to purchase 80,000 shares will vest immediately, and the remainder will vest over the course of four years, with partial acceleration in return for the achievement of pre-determined milestones by pre-set dates.

Professor Abraham Hochberg

Generally.   On December 1, 2005, we entered into an employment agreement with Professor Abraham Hochberg pursuant to which he will serve as our Chief Scientist for a term of three years ending on December 1, 2008. Under the terms of this agreement, Professor Hochberg manages our research and development activities and reports these activities to our Board of Directors. We may terminate this agreement upon the provision of six months advance written notice. Professor Hochberg may terminate this agreement upon the provision of three months notice. We also may terminate this agreement for cause, meaning any of the following: (a) a material breach of Professor Hochberg’s obligations regarding confidentiality and non-competition, as set out in the agreement; (b) conviction of any felony involving moral turpitude affecting us; (c) any material breach of his employment agreement which has not been cured by him within 15 days after his receipt of notice from us, containing a description of the breach or breaches alleged to have occurred; (d) the habitual neglect or gross failure by Professor Hochberg to adequately perform the duties of his position; (e) any act of moral turpitude or criminal action connected to his employment with us; or (f) Professor Hochberg’s refusal to comply with or his violation of lawful instructions of our CEO or Board of Directors. In addition, we may terminate this agreement in the event that Professor Hochberg is prevented from continuing his employment with us due to medical reasons for 90 consecutive days or for an aggregate of 120 days per fiscal year, but in the event of such termination, Professor Hochberg will be entitled to receive three months additional salary from us and also severance payments in accordance with the Israeli Severance Pay Law. Professor Hochberg must maintain the confidentiality of all of our proprietary information that he receives through his employment with us. On October 22, 2008 our Board of Directors approved the extension of Professor Hochberg's employment agreement for a period of three years.

Salary and Other Social Benefits.   The agreement provides Professor Hochberg with a monthly salary of $6,000, which was raised to $8,500 in July 2007 upon the approval of our stockholders. In October 2008, our Board of Directors recommended that our stockholders restate Professor Hochberg’s salary at a fixed monthly rate of NIS 36,000. His salary is subject to adjustment throughout the terms of the agreement due to increases in the Israeli Consumer Price Index. We also provide Professor Hochberg with other social benefits such as a company car. Professor Hochberg is entitled to participate in our advanced studies fund and senior employees insurance as well as annual leave and convalescence pay and sick leave. We reimburse Professor Hochberg for reasonable expenses incurred by him in the course of his employment with us. On December 1, 2008, Professor Hochberg announced that in view of the global economic crisis, he agrees to reduce his monthly salary by 7.5% until further notice. On December 3, 2008, our stockholders approved the extension of the employment agreement and restatement of Professor Hochberg’s salary as an interested transaction under the Companies Law with a controlling stockholder, due to Professor Hochberg’s execution of an Irreversible Voting Agreement with several of our other stockholders.

Bonuses.   Under the terms of his employment agreement, Professor Hochberg is entitled to an annual bonus, determined at the discretion of our Chief Executive Officer, in consultation with our Board of Directors, and subject to applicable law. Because Professor Hochberg is one of our significant stockholders, payment of this bonus is subject to the approval of our Audit Committee, our Board of Directors and our stockholders.

In addition, Professor Hochberg receives a bonus of 7.5% of the amount of grants that we receive in which he is listed as the leading researcher in the research to be funded by such grants, and that are approved for our use by our Board of Directors, other than grants provided by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel.

Non-Competition and Non-Solicitation.   Under the terms of the employment agreement, Professor Hochberg may not offer or solicit any of our or our subsidiary’s employees, consultants, customers, suppliers, distributors, agents or contractors away from their dealings with us or our subsidiary during his employment and for 12 months after his employment terminates. Professor Hochberg has promised to cede to us all right, title and interest to any and all intellectual property created during his course of employment with us and has undertaken not to make use of it and not to compete with us for a period of twelve months after termination of his employment with us.

Agreement Regarding Allocation of Royalties With Yissum.  In accordance with the directives of the management of the Hebrew University of Jerusalem, any royalties that we pay pursuant to our exclusive license agreement with Yissum are allocated as follows: 40% to Professor Hochberg; 20% to Professor Hochberg's research laboratory; and 40% to Yissum and the Hebrew University of Jerusalem.

Stock Option Grant. On October 22, 2008, our Board of Directors approved the grant of options to purchase 120,000 shares of our common stock at an exercise price of $0.597 per share. These options will vest in twelve equal quarterly portions. On December 3, 2008, the grant of these options to Professor Hochberg was approved by our stockholders as an interested transaction under the Israeli Company Law with a controlling stockholder due to Professor Hochberg’s execution of an Irrevocable Voting Agreement with several of our other stockholders.

Mr. Moshe Landsberg

Generally.   On February 15, 2007, we entered into a consulting agreement with Mr. Moshe Landsberg pursuant to which he serves as our Vice President of Technology on a part-time basis commencing on April 1, 2007, and later, upon mutual agreement, on a full-time basis. We may terminate this agreement upon the provision of four months advance written notice expressing our intention to terminate the agreement. Mr. Landsberg may terminate this agreement upon the provision of two months advance written notice to us expressing his intention to terminate the agreement. In addition, we may terminate this agreement in the event that Mr. Landsberg is prevented from continuing his consultancy with us due to medical reasons for two consecutive months or for an aggregate of 120 days per fiscal year. Mr. Landsberg must maintain the confidentiality of all of our proprietary information that he receives through his consulting with us.

Salary and Other Social Benefits.   The agreement provides Mr. Landsberg with a monthly salary of NIS 40,000 and NIS 50,000 as compensation for his part-time and full-time consultancy with us, respectively (approximately $10,000 and $12,500, respectively). His payment terms may be adjusted in the future according to the Israeli Consumer Price Index to account for the cost of living. We also provide Mr. Landsberg with other social benefits such as a company car.

Bonuses.   We have agreed to pay Mr. Landsberg an annual bonus of two monthly salaries in the event that Mr. Landsberg satisfies certain performance criteria as agreed upon in advance and in writing with us.

Non-Competition and Non-Solicitation.   Under the terms of the consulting agreement, Mr. Landsberg must refrain from competing with us during the term of his consultancy and for 12 months from the date of termination of his consulting with us. Further, during his consultancy and for 12 months thereafter, Mr. Landsberg may not offer or solicit any of our or our subsidiary’s employees, consultants, customers, suppliers, distributors, agents or contractors away from their dealings with us or our subsidiary. He also must grant all rights in any products that he develops during the course of his consulting with us to our subsidiary, BioCancell Therapeutics Israel Ltd.

Stock Option Grant.   Pursuant to the terms of Mr. Landsberg’s consulting agreement, on October 22, 2008, our Board of Directors approved the grant of options to purchase 260,000 shares of our common stock at an exercise price of NIS 1.27 (approximately 31 cents) per share. These options will vest according to the following schedule: one sixteenth of the options will vest at the end of every calendar quarter, from the time of grant and until all are vested.

Tax and Accounting Considerations

The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company believes it has taken appropriate actions to maximize its income tax deduction. IRC Section 162(m) generally precludes a public corporation from taking a deduction for compensation in excess of $1,000,000 for its CEO or any of its three other highest-paid executive officers (other than the CEO or Chief Financial Officer), unless certain specific and detailed criteria are satisfied.

Annually, the Company reviews all compensation programs and payments to determine the tax impact on the Company as well as on the executive officers. In addition, the Company reviews the impact of its programs against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive executive compensation program, some compensation may not be deductible under IRC Section 162(m). The Company will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this proxy report with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and also be incorporated by reference in our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 17, 2008 and as amended 4 .

THE COMPENSATION COMMITTEE

Doron Nevo

Compensation Committee Interlocks and Insider Participation

The current member of the Compensation Committee is Mr. Doron Nevo. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the Company’s executive officers or other directors.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information as of the date of this proxy regarding our equity compensation plans, our 2004 Stock Option Plan and our 2007 Stock Option Plan, under which we grant securities exercisable for shares of our common stock to employees, directors and consultants of our company and employees, directors and consultants of our present and future subsidiaries.

4 As we are a newly reporting company to the Securities and Exchange Commission, we are not yet required to file an annual report.

Plan Category	Number of Shares to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares in Column A)
Equity Compensation Plans approved by stockholders	585,489	$0.15	8,761
Equity Compensation Plans not approved by securityholders	1,047,500	$0.43	452,500
Total	1,632,989	$0.33	461,261

Insurance for Indemnification of Directors and Officers

We have undertaken to indemnify our officers and directors to the full extent permitted by Delaware law for any liabilities that they may incur for any action taken as an officer or director or in any other joint venture, partnership or enterprise. The indemnification includes any monetary liability imposed on the officer or director because of a verdict, fine, penalty, settlement agreement or any other reasonable amount or expense accrued by the officer or director in connection with any threat, activity, pending procedure, claim or civil, criminal or administrative proceeding or investigation, including any activity by or on behalf of us in which the officer or director is an interested party or is liable to an interested party, or where the officer or director has been threatened that he will become an interested party due to his being an officer or director. We will compensate an officer or director in advance for any reasonable amount that he has paid for any claim against him (including litigation costs and the costs of preparing an adequate defense) after the officer or director agrees that he will bear the detailed costs himself if it is found that the officer or director is not entitled to receive compensation under such officer or director’s indemnification agreement or our Amended and Restated Certificate of Incorporation. The conclusion of any proceeding with a judgment, order, settlement agreement, indictment or similar conclusion against an officer or director will not give rise to the assumption that the officer or director acted in a manner other than in our best interests or, in respect to a criminal charge, had no reasonable grounds for assuming that his actions were illegal.

In a number of circumstances, an officer or director will not be entitled to indemnification or advance reimbursement for expenditures if: (i) a competent court of law has made a final verdict or order that a claim or claims against an officer or director arose out of deception or bad faith or that the officer or director was misled or, that the indemnification is not permitted under prevailing law; (ii) the verdict or order by the court stemmed from a claim regarding the Exchange Act, or other federal or state laws; (iii) an act or omission occurred for which the officer or director is not entitled to receive compensation under Delaware law; (iv) the proceedings or claims were initiated by the officer or director that were not in self-defense other than proceedings brought to pay compensation or where our Board of Directors has approved of the proceedings and the decision to file them; (v) expenditures or obligations of any kind were paid directly to the officer or director by the insurance company under the directors and officers liability policy; or (vi) the claim relates to abuse of information that is not available to the public by the officer or director in all matters pertaining to the purchase and/or sale of our common stock. We will not be obligated to compensate an officer or director for every amount paid in the framework of a settlement agreement that was drawn up by the officer or director without our written consent. We will not sign any settlement agreement that would affect any proceedings against an officer or director without his written consent.

We currently maintain directors’ and officers’ liability insurance for the purpose of paying these types of claims. The insurance policy provides coverage in an amount of $5,000,000 per claim or per the aggregate loss arising from all claims for each insurance period, and an additional coverage of up to $1,000,000 for legal expenses. We may decide to cancel our indemnification agreements with our officers and directors, but we will still be obligated to compensate an officer or director for any claims resulting from actions prior to the cancellation of the indemnification agreement

This report has been provided by the Board of Directors of the Company.

Avi Barak
Aviv Boim
Doron Nevo
Hanoch Rappaport
Abraham Hochberg

PROPOSAL 2

OPTIONS TO INDEPENDENT DIRECTORS

The Board of Directors has approved the grant of 30,000 options under the 2007 Stock Option Plan to each independent director elected at the Special Meeting, which are exercisable into our common stock, par value of $ 0.01.  Pursuant to the Israeli Companies law and regulations, any option grant to an independent director must be approved by the stockholders of the corporation.

The proposed vesting dates of the securities are as follows: 2,500 at the end of each of the twelve calendar quarters from the date on which the resolution was adopted by the special meeting.

To that best of our knowledge, and based on information provided to us by the offerees, there are no agreements, whether in writing or oral, between either of the offerees and a holder of our shares concerning the acquisition or sale of our securities, or concerning the voting rights therein.

Realization of option deeds following termination of engagement with an offeree

Should the engagement with the offeree terminate, other than as a result of a cause (as that term is defined in our 2007 Stock Option Plan) or in circumstances of death or disability, the options eligible to be exercised, shall be exercisable by the offeree (or his /her legal representatives/heirs in the event of death) within 12 months of the date on which one of said events occurs; however, in no event may the options be exercised after they have expired. In the event of death, the provisions of the 2007 Stock Option Plan shall apply to the heirs.

Should the termination of the engagement be for cause, the options held by the offeree, which are eligible to be exercised, may be exercised by the offeree within 30 days of the date on which the engagement terminated, but, in any event, not following expiration of the option. The exercise of the director’s rights pursuant to the provisions of any law shall not confer upon us the right to cancel the option deeds based on the claim of dishonesty or lack of obedience.

Options not yet exercisable shall expire upon termination of the engagement, save any contrary provisions in the agreement regulating the engagement or in the allotment letter with respect to a specific offeree.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 RELATING TO OPTIONS.

PROPOSAL 3

CONFERRAL OF REMUNERATION TO THE DIRECTOR, MR. AVIV BOIM

Our Board of Directors has approved payment of NIS 1,800 to Mr. Boim for each day in which he participates in a meeting of the Board of Directors of the Company and/or one of its committees, up to a limit of $6 , 000 US dollars per calendar year, for as long as he serves as a director in the Company. The Board of Directors has further approved the grant of 20,000 options under the 2007 Stock Option Plan to Mr. Boim, which are exercisable into our common stock, par value of $0.01.  Pursuant to the Companies L aw and regulations, any option grant to a director considered by Israeli regulations to be a controlling stockholder, must be approved by the stockholders of the corporation.

The proposed vesting dates of the securities are as follows: 10,000 at the end of six and twelve months from the date on which the resolution was adopted by the special meeting.

To that best of our knowledge, and based on information provided to us by the offeree, there are no agreements, whether in writing or oral, between the offeree and a ny holder of our shares concerning the acquisition or sale of our securities, or concerning the voting rights therein.

Realization of option deeds following termination of engagement with an offeree

Should the engagement with the offeree terminate, other than as a result of a cause (as that term is defined in our 2007 Stock Option Plan) or in circumstances of death or disability, the options eligible to be exercised, shall be exercisable by the offeree (or his legal representatives/heirs in the event of death) within 12 months of the date on which one of said events occurs; however, in no event may the options be exercised after they have expired. In the event of death, the provisions of the 2007 Stock Option Plan shall apply to the heirs.

Should the termination of the engagement be for cause, the options held by the offeree, which are eligible to be exercised, may be exercised by the offeree within 30 days of the date on which the engagement terminated, but, in any event, not following expiration of the option. The exercise of the director’s rights pursuant to the provisions of any law shall not confer upon us the right to cancel the option deeds based on the claim of dishonesty or lack of obedience.

Options not yet exercisable shall expire upon termination of the engagement, save any contrary provisions in the agreement regulating the engagement or in the allotment letter with respect to a specific offeree.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

APPROVAL OF INCREASE OF THE COMPANY’S REGISTERED SHARE CAPITAL

Our Board of Directors has recommended that the general meeting authorize the Board to approve an increase of our authorized share capital by 15,000,000 common shares having a par value of 0.01 US dollars each, as needed in the judgment of the Board.

As of December 3, 2009, our authorized share capital is 50,000,000 common shares, having a par value of 0.01 US dollars each. As a result of the said resolution, our authorized share capital shall amount to 65,000,000 common shares having a par value of 0.01 US dollars each.

As of December 3, 2009, our fully diluted share capital is 32,128,324 shares, comprised of 16,356,550 shares outstanding, and an additional 15,771,774 shares underlying convertible bonds, warrants and options issued to the public, investors, underwriters, consultants, directors and employees. In addition, our Board of Directors has reserved an additional 894,000 shares underlying options which it intends to allocate to directors, employees and consultants, upon receipt of approval from the TASE. As a result, there are 16,977,676 shares in our authorized capital that have not been allocated or reserved.

We have filed an S-1 Form with the SEC, describing a proposed offering of up to 16,000,000 shares, made up of 8,000,000 shares, 4,000,000 Series 3 warrants, and 4,000,000 Series 4 warrants. If such an offering were to be fully subscribed, we would have 977,676 shares in our authorized capital that have not been allocated or reserved.

As such an offering is not expected to raise sufficient funds to sustain us until we become profitable, our Board of Directors has recommended that the general meeting authorize it to increase the share capital by the aforementioned 15,000,000 common shares, when it deems the increase necessary for the purpose of additional allocations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

GENERAL

The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees may solicit the return of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph.

BioCancell Website

In addition to the information about the Company and its subsidiaries contained in this proxy statement, extensive information about the Company can be found on our website located at www.biocancell.com, including information about our management team, products and services and our corporate governance practices.

The corporate governance information on our website includes the Company’s Corporate Governance Guidelines, the Code of Conduct and the charters of each of the committees of the Board of Directors. These documents can be accessed at www.biocancell.com.  Printed versions of our Corporate Governance Guidelines, our Code of Conduct and the charters for our Board committees can be obtained, free of charge, by writing to the Company at: Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel, Attn: Corporate Secretary.

This information about BioCancell’s website and its content, together with other references to the website made in this proxy statement, is for information only and the content of the Company’s website is not deemed to be incorporated by reference in this proxy statement or otherwise filed with the Securities and Exchange Commission.

The Company will provide without charge to each person being solicited by this Proxy a copy of our Registration Statement on Form S-1, filed with the Securities and Exchange Commission on December 17, 2008 and as amended 5 , including the financial statements and the schedules thereto. All such requests should be directed to Avraham Hampel, Secretary, BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel.

5 As we are a newly reporting company to the Securities and Exchange Commission, we are not yet required to file an annual report.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT THE NEXT ANNUAL MEETING

Stockholder Proposals.  Proposals of stockholders intended to be included in the Company’s proxy statement and form of proxy for use in connection with the Company’s 2010 Annual Stockholder Meeting must be received by the Company’s Secretary at the Company’s principal executive offices at Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem 97775 Israel, no later than December 30, 2009 (90 days preceding the one-year anniversary of the date of our 2009 Annual Stockholder Meeting 6 ), and must otherwise satisfy the procedures prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Pursuant to Rule 14a-4 under the Exchange Act, stockholder proxies obtained by our Board of Directors in connection with our 2010 Annual Stockholder Meeting will confer on the named proxies discretionary authority to vote on any matters presented at the annual meeting which were not included in the Company’s proxy statement in connection with such annual meeting, unless notice of the matter to be presented at the annual meeting is provided to the Company’s Secretary before February 13, 2010 (the 45th day preceding the one-year anniversary of our 2009 Annual Stockholder Meeting6).

By Order of the Board of Directors

Avraham Hampel, Secretary

Dated: Dec ember [__] , 2009

6 As we are a newly reporting company to the Securities and Exchange Commission , we were not required to file a proxy in 2009.

Company Details

Company Name: BioCancell Therapeutics, Inc.

Company Address: Beck Science Center, 3rd Floor, 8 Hartom St, Jerusalem 97775, Israel.

Company Number (Company Registrar): 560025744 - Company registered under the laws of the State of Delaware.

Time and Date of Meeting: January [__] , 2010 at 11:00 a . m .

Type of Meeting: Extraordinary General Meeting

Date of Record: December [__] , 2009

Stockholder Details:

Stockholder Name:

Israeli ID Number:

If stockholder does not hold an Israeli ID card:

Passport Number:

Issuing Country:

Valid Until:

If stockholder is a Company:

Company Number:

Country of Registration:

FORM OF PROXY

BIOCANCELL THERAPEUTICS INC.

     Beck Science Center
8 Hartom St, Har Hotzvim
Jerusalem 97775 Israel

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Avi Barak as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of BioCancell Therapeutics Inc. held of record by the undersigned on December [__] , 2009, at the Special Meeting of Stockholders to be held on January [__], 2010 or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR’ THE ELECTION OF THE NOMINEES FOR INDEPENDENT DIRECTOR IN PROPOSAL ONE AND ‘FOR’ PROPOSALS TWO, THREE AND FOUR.
PLEASE SIGN, DATE AND RETURN PROMPTLY.  PLEASE MARK YOUR VOTE IN BLACK INK AS SHOWN HERE ☒

Agenda Item	Vote
	For	Against	Abstain
Reappointment of independent directors				Are You A Controlling Party
				Yes	No
1.a. Orly Yarkoni – independent director
1.b. David Schlachet – independent director
2. Allocation of Options to independent directors
Are You An Interested Party
				Yes	No
3. Participation Fee Payment and Options Allocation for Mr. Aviv Boim
4. Increase of Authorized Capital of the Company

Validity of Voting Deed:

The Deed of a stockholder not registered in the Company Stockholders Registry is valid provided together with a power of attorney. The Deed of a stockholder registered in the Company Stockholders Registry is valid if provided together with a facsimile of the stockholder’s ID card, passport or certificate of incorporation.

The proof of ownership, ID card, passport or certificate of incorporation (as applicable) must be presented to the Company’s Secretary according to the details provided herein up to 72 hours before the vote.

Details (where relevant):

Below are the details regarding my being an interested / controlling party for the purposes of the proposed resolution (as per Section 275 of the Companies Law):

______________                   ____________
Date                                           Signature

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.  WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.  IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER, GIVING FULL TITLE AS SUCH.  IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.  NOT MARKING THIS SECTION WILL BE CONSIDERED AS ABSTAINING.  THE VOTE OF A STOCKHOLDER WHO DOES NOT COMPLETE THIS SECTION OF WHO TICKS “YES” WITHOUT PROVIDING DETAILS, WILL NOT BE INCLUDED IN THE FINAL TALLY OF VOTES.